Exhibit T3D.2

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 1 of 13 PageID #:2907

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

IN RE AKORN, INC. DATA INTEGRITY SECURITIES LITIGATION	Civ. A. No. 1:18-cv-01713

Hon. Steven C. Seeger

ORDER AND FINAL JUDGMENT APPROVING

CLASS ACTION SETTLEMENT

WHEREAS, on August 9, 2019, Lead Plaintiffs Gabelli & Co. Investment Advisors, Inc. and Gabelli Funds, LLC, individually and on behalf of the Settlement Class,1 on the one hand, and Defendants Akorn, Inc., Rajat Rai, Duane Portwood, Alan Weinstein, Brian Tambi and Ronald Johnson, on the other hand, entered into the Stipulation to settle the above-captioned litigation;

WHEREAS, on August 26, 2019, the Court entered the Preliminary Approval Order;

WHEREAS, pursuant to the Preliminary Approval Order, the Court scheduled the Settlement Hearing for December 3, 2019, at 9:30 a.m., for the purpose of, among other things, determining whether: (i) the terms and conditions of the Settlement are fair, reasonable and adequate to the Settlement Class, and should therefore be approved; (ii) a judgment as provided for in the Stipulation should be entered dismissing the Action with prejudice as against Defendants; and (iii) the terms and conditions of the issuance of the Settlement Shares and Settlement CVRs pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) are fair to all persons and entities to whom the shares will be issued;

 1 All capitalized words or terms not otherwise defined in this Order and Final Judgment shall have the meanings ascribed to those words or terms in the Stipulation and Agreement of Settlement (the “Stipulation”) filed with the Court on August 9, 2019 (Dckt. No. 127-1).

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 2 of 13 PageID #:2908

WHEREAS, pursuant to the Preliminary Approval Order, the Court ordered that the Notice and a Proof of Claim Form, substantially in the forms attached to the Preliminary Approval Order as Exhibits A-1 and A-2, respectively, be mailed by first-class mail, postage prepaid, on or before twenty (20) business days after the date of entry of the Preliminary Approval Order (“Notice Date”) to all potential Settlement Class Members who could be identified through reasonable effort, and that the Publication Notice, substantially in the form attached to the Preliminary Approval Order as Exhibit A-3, be published in Investor’s Business Daily and transmitted over PR Newswire within ten (10) calendar days of the Notice Date;

WHEREAS, the Notice and the Publication Notice advised potential Settlement Class Members of the date, time, place, and purpose of the Settlement Hearing. The Notice further advised that any objections to the Settlement were required to be filed with the Court and served on counsel for the Litigation Parties such that they were received by November 12, 2019;

WHEREAS, the provisions of the Preliminary Approval Order as to notice were duly complied with;

WHEREAS, on October 29, 2019, Lead Plaintiffs moved for final approval of the Settlement, as set forth in the Preliminary Approval Order. The Settlement Hearing was originally set for December 3, 2019 (Dckt. Nos. 133, 150), and was later reset for March 13, 2020 (Dckt. No. 178). The Settlement Hearing was duly held before this Court on March 13, 2020 at 10:00 a.m., at which time all interested persons and entities were afforded the opportunity to be heard;

WHEREAS only one Settlement Class Member objected to the Settlement (Dckt. No. 154), but later withdrew that objection (Dckt. No. 171). None of the Settlement Class Members objected to the Settlement as of the time of the Settlement Hearing;

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 3 of 13 PageID #:2909

WHEREAS, this Court has duly considered Lead Plaintiffs’ motion, the affidavits, declarations, memoranda of law submitted in support thereof, the Stipulation, and all of the submissions and arguments presented with respect to the proposed Settlement;

NOW, THEREFORE, after due deliberation, IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

Incorporation of Settlement Documents

1.         This Order and Final Judgment incorporates and makes a part hereof as though set forth fully herein: (i) the Stipulation filed with the Court on August 9, 2019; and (ii) the Notice, which was filed with the Court on August 9, 2019.

Jurisdiction

2.         This Court has jurisdiction over the subject matter of the Action and over all parties to the Action, including the Litigation Parties and all Settlement Class Members (collectively, the “Parties”).

Class Certification for Settlement Purposes

3.         The Court hereby affirms its determinations in the Preliminary Approval Order and finally certifies, for purposes of the Settlement only, pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure, the Settlement Class of: all persons or entities that purchased or otherwise acquired shares of Akorn common stock between November 3, 2016 and January 8, 2019, inclusive, and were damaged thereby. Excluded from the Settlement Class are: (i) Defendants; (ii) any person who was an officer, director or managing agent of Akorn or any of its subsidiaries or affiliates at any point during the Class Period; (iii) members of the immediate family of any of the foregoing individuals; (iv) any affiliate of Akorn; (v) any entity in which any Defendant has or had a controlling interest; (vi) any Opt-Outs that are listed on the annexed Exhibit 1 as having submitted an exclusion request allowed by the Court (the “Authorized Opt-Outs”); and (vii) the legal representatives, heirs, predecessors, successors or assigns of any of the foregoing.

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 4 of 13 PageID #:2910

Adequacy of Representation

4.         Pursuant to Rule 23 of the Federal Rules of Civil Procedure, and for purposes of the Settlement only, the Court hereby reaffirms its determinations in the Preliminary Approval Order and finally certifies the GAMCO entities as the Class Representatives for the Settlement Class; and finally appoints the law firm of Entwistle & Cappucci LLP as Class Counsel for the Settlement Class. The law firm of Bernstein Litowitz Berger & Grossmann LLP will continue to act as Plaintiffs’ Liaison Counsel.

Notice

5.         The Court finds that the mailing and publication of the Notice, Publication Notice, and Proof of Claim Form, as appropriate:

(a)  complied with the Preliminary Approval Order;

(b)  constituted the best notice practicable under the circumstances;

(c)  constituted notice that was reasonably calculated to apprise Settlement Class Members of (i) the effect of the Settlement, (ii) the proposed Plan of Allocation, (iii) Lead Counsel’s request for an award of attorneys’ fees and reimbursement of Litigation Expenses incurred in connection with the prosecution of the Action, (iv) their right to object or seek exclusion from the Settlement Class, and (v) their right to appear at the Settlement Hearing;

(d)  constituted due, adequate, and sufficient notice to all persons or entities entitled to receive notice of the proposed Settlement;

(e)  satisfied the notice requirements of Rule 23 of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), and Section 21D(a)(7) of the Exchange Act, 15 U.S.C. § 78u-4(a)(7), as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”); and

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 5 of 13 PageID #:2911

(f)  constituted adequate notice pursuant to the requirements of Section 3(a)(10) of the Securities Act.

6.         The deadline for Settlement Class Members to submit Proof of Claim Forms has been extended to the date of the Settlement Hearing on March 13, 2020.

Final Settlement Approval and Dismissal of Claims

7.         The Court hereby fully and finally approves the Settlement as set forth in the Stipulation in all respects, and finds that the Settlement is, in all respects, fair, reasonable and adequate, and in the best interests of Lead Plaintiffs and the Settlement Class. In reaching this decision, the Court considered, among other things: (i) the benefits to the Settlement Class; (ii) the complexity, expense and possible duration of further litigation against Defendants; (iii) the strength of Plaintiffs’ case, including the risks of establishing liability and damages; (iv) the costs of continued litigation; and (v) the stage of proceedings and discovery completed as of the date hereof, including the fact that Defendants have already produced millions of documents, as well as extensive deposition and trial testimony from other court proceedings that relate to allegations in the Action, to Lead Counsel. This Court further finds the Settlement set forth in the Stipulation is the result of arm’s-length negotiations between experienced counsel representing the interests of Lead Plaintiffs, the Settlement Class, and Defendants. The Settlement shall be consummated in accordance with the terms and provisions of the Stipulation.

8.         The Second Amended Complaint filed on April 22, 2019, is dismissed in its entirety, with prejudice, and without costs to any party, except as otherwise provided in the Stipulation.

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 6 of 13 PageID #:2912

9.         The Parties are hereby directed to consummate the Stipulation and to perform its terms.

Section 3(a)(10) Exemption

10.       The Court, after holding the Settlement Hearing, hereby finds that: (i) the Settlement Shares and Settlement CVRs are to be issued solely in exchange for bona fide outstanding claims; (ii) all person and entities to whom the Settlement Shares and Settlement CVRs will be issued had the right to appear at the Settlement Hearing; (iii) the Settlement Hearing was open to all persons and entities to whom the Settlement Shares and Settlement CVRs will be issued; (iv) adequate notice has been given to all persons and entities to whom the Settlement Shares and Settlement CVRs will be issued, and there have been no improper impediments to the appearance of such persons and entities at the Settlement Hearing; and (v) the terms and conditions of the issuance of the Settlement Shares and Settlement CVRs pursuant to the terms of the Stipulation are fair to all persons and entities to whom the Settlement Shares and Settlement CVRs will be issued. The Court hereby acknowledges that it was advised prior to the Settlement Hearing that, following Court approval of the Settlement, Akorn intends to rely on the Section 3(a)(10) registration exemption when issuing the Settlement Shares and Settlement CVRs to the Settlement Class (and to Plaintiffs’ Counsel, as may be awarded by the Court, except that such award will not include more than 25% of either the (a) the total Settlement Shares or (b) the total Settlement CVRs) pursuant to the terms of the Stipulation. The Court hereby approves the terms and conditions of the issuance of the Settlement Shares and Settlement CVRs in exchange for the settlement and release of the Settled Claims by the Releasing Persons as fair both procedurally and substantively to all persons and entities to whom the Settlement Shares and Settlement CVRs will be issued, and finds that the Settlement Shares and Settlement CVRs are freely tradable and exempt from the registration requirements of the Securities Act (or, where applicable, any analogous provisions of applicable state securities laws) pursuant to Section 3(a)(10). Based upon the Court’s findings that the terms and conditions of the Settlement are fair both procedurally and substantively, Akorn may issue the Settlement Shares and Settlement CVRs without registration or compliance with the prospectus delivery requirements of the U.S. securities laws (or, where applicable, any analogous state securities laws).

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 7 of 13 PageID #:2913

11.       At any time after the Effective Date, Lead Counsel may, in accordance with the terms of the Stipulation, direct the Escrow Agent to sell all or any portion of the Class Settlement Shares or Settlement CVRs on behalf of the Settlement Class, pursuant to the exemption from registration requirements of the Securities Act provided by Section 3(a)(10), which exemption shall also remain applicable to and not otherwise limit or invalidate the initial issuance and delivery of the Settlement Shares or Settlement CVRs to the Escrow Agent. To the extent that any sale of the Class Settlement Shares or Settlement CVRs occurs, the cash proceeds of such sale(s) shall be deposited in the Escrow Account and held in escrow under the control of the Escrow Agent as fiduciary for the benefit of the Settlement Class pending disbursement or distribution in accordance with the terms of the Stipulation.

Releases

12.       Upon the Effective Date, each and all of the Releasing Persons, on behalf of themselves and each of their respective heirs, executors, trustees, administrators, predecessors, successors, assigns, and any other person or entity claiming (now or in the future) through or on behalf of them, regardless of whether any such person or entity ever seeks or obtains by any means, including, without limitation, by submitting a Proof of Claim Form, any distribution from the Settlement Fund, shall be deemed to have fully, finally, and forever waived, released, discharged, and dismissed each and every one of the Settled Claims against each and every one of the Released Persons and shall be deemed to have covenanted not to sue the Released Persons in respect to any such Settled Claims and shall forever be barred and enjoined from asserting, commencing, instituting, prosecuting, maintaining or in any way participating in the commencement or prosecution of any action or other proceeding, in any forum, asserting any or all of the Settled Claims against any or all of the Released Persons.

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 8 of 13 PageID #:2914

13.       Upon the Effective Date, each of the Defendants and Released Persons, on behalf of themselves and their respective heirs, executors, administrators, successors and assigns and all persons acting in concert with any such person or entity, shall have, fully, finally, and forever released, relinquished, and discharged Lead Plaintiffs, Plaintiffs’ Counsel and the Settlement Class (except, for the avoidance of doubt, any Authorized Opt-Outs) from all Claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, Settlement, or resolution of the Action or the Settled Claims except to enforce the releases and other terms and conditions contained in the Stipulation or any Court order (including, but not limited to, this Order and Final Judgment) entered pursuant thereto.

14.       Pursuant to the PSLRA, 15 U.S.C. § 78u-4(f)(7), upon the Effective Date, the Defendants are discharged from all claims for contribution that have been or may hereafter be brought by or on behalf of any person or entity, based upon, relating to, or arising out of the Action. Upon the Effective Date, any and all persons or entities are permanently BARRED, ENJOINED and RESTRAINED from commencing, prosecuting or asserting any and all claims for contribution based upon, relating to, or arising out of the Action, whether arising under state, federal or common law, as claims, cross-claims, counterclaims, or third-party claims, in this Action or as a separate action, in this Court, in any federal or state court, or in any other court, arbitration proceeding, administrative proceeding, or other forum (collectively, the “Barred Contribution Claims”) against the Defendants; and the Defendants are permanently BARRED, ENJOINED and RESTRAINED from commencing, prosecuting or asserting any and all Barred Contribution Claims against any person or entity, other than a person or entity whose liability to the Settlement Class has been extinguished pursuant to the Settlement and this Order and Final Judgment.

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 9 of 13 PageID #:2915

15.       Pursuant to the PSLRA, 15 U.S.C. § 78u-4(f)(7), any final verdict or judgment obtained by or on behalf of Lead Plaintiff, the Settlement Class or any Settlement Class Member shall be reduced as provided therein.

Binding Effect

16.       Each Settlement Class Member (except for the Authorized Opt-Outs), whether or not such Settlement Class Member executes and delivers a Proof of Claim Form, as well as the respective successors and assigns of each Settlement Class Member, is forever bound by this Order and Final Judgment, including, without limitation, the release of claims as set forth in the Stipulation.

No Admissions

17.       This Order and Final Judgment and the Stipulation, whether or not consummated, and any discussions, negotiations, proceedings or agreements relating to the Stipulation, the Settlement, and any matters arising in connection with settlement discussions or negotiations, proceedings, or agreements, shall not be offered or received against or to the prejudice of the Parties or their respective counsel or advisors, for any purpose other than in an action to enforce the terms hereof, and in particular:

(a) do not constitute, and shall not be offered or received against or to the prejudice of Defendants as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by Defendants with respect to the truth of any allegation by Plaintiffs, or the validity of any claim that has been or could have been asserted in the Action or in any litigation, including but not limited to the Settled Claims, or of any liability, damages, negligence, fault or wrongdoing of Defendants or any person or entity whatsoever;

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 10 of 13 PageID #:2916

(b) do not constitute, and shall not be offered or received against or to the prejudice of Defendants as evidence of a presumption, concession, or admission of any fault, misrepresentation, or omission with respect to any statement or written document approved or made by Defendants, or against or to the prejudice of Lead Plaintiffs or the Settlement Class as evidence of any infirmity in the claims alleged by Lead Plaintiffs;

(c) do not constitute, and shall not be offered or received against or to the prejudice of Defendants, Plaintiffs or their respective counsel or advisors, as evidence of a presumption, concession, or admission with respect to any liability, damages, negligence, fault, infirmity, or wrongdoing, or in any way referred to for any other reason against or to the prejudice of any of the Defendants, Plaintiffs, or their respective counsel or advisors, in any other civil, criminal, or administrative action or proceeding in this Court, in any federal or state court, or in any other court, arbitration proceeding, administrative proceeding, or other forum, other than such proceedings as may be necessary to effectuate the provisions of the Stipulation;

(d) do not constitute, and shall not be construed against Defendants or Plaintiffs as an admission or concession that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial; and

(e) do not constitute, and shall not be construed as or received in evidence as an admission, concession, or presumption against Plaintiffs that any of their claims are without merit or infirm or that damages recoverable under the Second Amended Complaint would not have exceeded the Settlement Consideration.

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 11 of 13 PageID #:2917

Rule 11 Findings

18.       The Court finds that during the course of the Action, the Litigation Parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure.

Modification of the Agreement of Settlement

19.       Without further approval from the Court, Lead Plaintiffs and Defendants are hereby authorized to agree to and adopt such amendments to or modifications of the Stipulation or any exhibits attached thereto to effectuate the Settlement that: (i) are not materially inconsistent with this Order and Final Judgment; and (ii) do not materially limit the rights of the Settlement Class Members in connection with the Settlement. Without further order of the Court, the Litigation Parties may agree to reasonable extensions of time to carry out any of the provisions of the Stipulation.

Retention of Jurisdiction

20.       Without affecting the finality of this Order and Final Judgment in any way, this Court hereby retains continuing jurisdiction over: (i) administration of and implementation of the Settlement; (ii) the allowance, disallowance or adjustment of any Settlement Class Member’s claim on legal or equitable grounds and any award or distribution of the Settlement Fund; (iii) disposition of the Settlement Fund; (iv) any applications for attorneys’ fees, costs, interest and payment of expenses in the Action; (v) all Parties for the purpose of construing, enforcing and administering the Settlement and this Order and Final Judgment; and (vi) other matters related or ancillary to the foregoing.

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 12 of 13 PageID #:2918

Termination of the Settlement

21.       In the event that the Settlement does not become effective in accordance with the terms of the Stipulation, then this Order and Final Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation and shall be vacated, and in such event, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Stipulation.

Entry of Order and Final Judgment

22.       There is no just reason for delay in the entry of this Order and Final Judgment. Accordingly, the Clerk of Court is expressly directed to immediately enter this Order and Final Judgment.

Date: March 13, 2020	/s/ Steven C. Seeger
Steven C. Seeger
United States District Judge

Case: 1:18-cv-01713 Document #: 190 Filed: 03/13/20 Page 13 of 13 PageID #:2919

EXHIBIT 1 - Authorized Opt-Outs

Absolute Return Master Account, L.P.

AQR DELTA Sapphire Fund, L.P.

AQR DELTA XN Master Account L.P.

CNH Master Account L.P.

AQR DELTA Master Account, L.P.

AQR Global Alternative Premia Master Account, L.P.

AQR Funds – AQR Diversified Arbitrage Fund*

LUMYNA – AQR Global Relative Value UCITS Fund*

AQR Funds – AQR Multi-Strategy Alternative Fund*

Fir Tree Value Master Fund, L.P.

Twin Master Fund, Ltd.

Twin Opportunities Fund, LP

Twin Securities, Inc.

Manikay Master Fund, LP

Manikay Merger Fund, LP

Magnetar Constellation Fund II-PRA LP

Magnetar Systematic Multi- Strategy Master Fund Ltd

MProved Systematic Merger Arbitrage Fund

Magnetar PRA Master Fund Ltd

Magnetar MSW Master Fund Ltd

AMX Master – Magnetar – Passive Risk Arbitrage

* Indicates fund is not a Settlement Class Member but timely submitted a request for exclusion.